EXHIBIT 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS

                               -------------------


     We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement on Form S-3 of Long Beach Mortgage Loan Trust 2002-4 Asset Back Securities, Series 2002-4 Class II-A Certificates and Class II-S1 Certificates of our report dated March 12, 2002 relating to the financial statements of XL Capital Assurance Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which appears as an exhibit in XL Capital Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus Supplement.



     /s/ PricewaterhouseCoopers LLP

     PricewaterhouseCoopers LLP



     New York, NY

     October 1, 2002